                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                  SCHEDULE 13G
                                 (RULE 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

                       (Amendment No. __1_____________)(1)

                                 GRAVITY CO LTD
                      ------------------------------------
                                (Name of Issuer)

                          American Depositary Shares(2)
                      ------------------------------------
                         (Title of Class of Securities)

                                    38911N107
                      ------------------------------------
                                 (CUSIP Number)

                                  Dec 31, 2005
                      ------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ] Rule 13d-1 (b)

                               [X] Rule 13d-1 (c)

                               [ ] Rule 13d-1 (d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

(2) Each American Depositary Shares represents 0.25 common stock, par value KRW500 per share.

The information required in the remainder of this cover shall not be deemed to be "filed" for the purpose of section 18 of the securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provision of the Act (however, see the Notes).

Schedule 13G                          Forms
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CUSIP NO. 38911N107                                        Page  2  of  8  Pages
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                                       13G


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1.    NAME OF REPORTING PERSONS
      I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION PTE LTD
      (NONE)
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A
      GROUP*                                                     (a)  [ ]
                                                                 (b)  [X]
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3.    SEC USE ONLY
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4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF SHARES         5.   SOLE VOTING POWER                        0
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
WITH
--------------------------------------------------------------------------------
                         6.   SHARED VOTING POWER                      1,666,166
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                         7.   SOLE DISPOSITIVE POWER                   0
--------------------------------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER                 1,666,166
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,666,666
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                                [ ]
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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      5.99%
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12.   TYPE OF REPORTING PERSON*
      OO
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                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                          Forms
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CUSIP NO. 38911N107                                        Page  3  of  8  Pages
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                                       13G



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1.    NAME OF REPORTING PERSONS
      I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      GOVERNMENT OF SINGAPORE
      (NONE)
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF SHARES         5.   SOLE VOTING POWER                        0
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
WITH
--------------------------------------------------------------------------------
                         6.   SHARED VOTING POWER                      1,078,806
--------------------------------------------------------------------------------
                         7.   SOLE DISPOSITIVE POWER                   0
--------------------------------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER                 1,078,806
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,078,806
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                                [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      3.88%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                          Forms
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CUSIP NO. 38911N107                                        Page  4  of  8  Pages
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                                       13G

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1.    NAME OF REPORTING PERSONS
      I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      MONETARY AUTHORITY OF SINGAPORE
      (NONE)
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF SHARES         5.   SOLE VOTING POWER                        0
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
WITH
--------------------------------------------------------------------------------
                         6.   SHARED VOTING POWER                      587,360
--------------------------------------------------------------------------------
                         7.   SOLE DISPOSITIVE POWER                   0
--------------------------------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER                 587,360
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      587,360
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                               [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      2.11%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

ITEM 1(a). NAME OF ISSUER

           GRAVITY CO LTD-SPONSORED ADR

ITEM 1(b). ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

           Gravity Co Ltd -- Sponsored ADR
           Shingu Building
           620-2 Shinsa-Dong Gangnam-Gu
           Seoul, 135-894
           South Korea

ITEM 2(a). NAME OF PERSON FILING

           I    Government of Singapore Investment Corporation Pte Ltd

           II   Government of Singapore

           III  Monetary Authority of Singapore


ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE

           I             168 Robinson Road
                         #37-01 Capital Tower
                         Singapore 068912

           II, III  c/o  Government of Singapore Investment Corporation Pte Ltd
                         168 Robinson Road
                         #37-01 Capital Tower
                         Singapore 068912

ITEM 2(c). CITIZENSHIP

           I, II & III   Singapore


ITEM 2(d). TITLE OF CLASS OF SECURITIES

           American Depositary Shares


ITEM 2(e). CUSIP NUMBER

           38911N107


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1 (b) OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A

        N.A.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX.        [x]

ITEM 4. OWNERSHIP

     The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in
Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following table:



                                                                     Power to Vote             Power to Dispose
                                             No of Securities        -------------             ----------------
           Person                           Beneficially Owned     Sole(1)    Shared(1)      Sole(1)        Shared(1)
           ------                           ------------------     -------    ---------      -------        ---------

Government of Singapore Investment
Corporation Pte Ltd                              1,666,166            0        1,666,166        0           1,666,166

Government of Singapore                          1,078,806            0        1,078,806        0           1,078,806

Monetary Authority of Singapore                    587,360            0          587,360        0             587,360

Total (all Reporting Persons)                    1,666,166            0        1,666,166        0           1,666,166


1 The Government of Singapore Investment Corporation Pte Ltd shares power to vote and power to dispose of the 1,078,806 securities beneficially owned by it with the Government of Singapore, shares power to vote and dispose of the 587,360 securities beneficially owned by it with the Monetary Authority of Singapore.

2 The reporting persons disclaim membership in a group.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        N.A.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        N.A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        N.A.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        N.A.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        N.A.

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

MATERIAL TO BE FILED AS EXHIBITS

1.   Power of Attorney by Minister for Finance, Singapore dated 5 March 1998

2.   Power of Attorney by Monetary Authority of Singapore dated 6 March 1998

(Incorporated by reference to Exhibit No. 1 and 2 to Schedule 13G, dated March 23, 1998 regarding SPDR Trust Series 1).

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




      12 January 2006                  Government of Singapore Investment
------------------------------         Corporation Pte Ltd
      Date

                                       by   /s/  Christine Tan   Celina Chua
                                           -------------------------------------
                                            Christine Tan        Celina Chua
                                            Divisional Manager   Manager




                                       Government of Singapore
                                       by Government of Singapore Investment
                                       Corporation Pte Ltd, its attorney-in-fact


                                       by   /s/  Christine Tan     Celina Chua
                                           -------------------------------------
                                            Christine Tan          Celina Chua
                                            Divisional Manager     Manager




                                       Monetary Authority of Singapore
                                       by Government of Singapore Investment
                                       Corporation Pte Ltd, its attorney-in-fact


                                       by   /s/  Christine Tan     Celina Chua
                                           -------------------------------------
                                            Christine Tan          Celina Chua
                                            Divisional Manager     Manager